Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the China Sky One Medical, Inc. 2006 Stock Incentive Plan of our report dated March 25, 2008, relating to the consolidated balance sheet of China Sky One Medical, Inc. and its Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2007, included in their Annual Report (Form 10-K) for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 16, 2010, and as amended on March 17, 2010 and July 23, 2010.

/s/Sherb & Co., LLP
Sherb & Co., LLP
New York, NY
October 26, 2010